Exhibit 99.1

PRESS RELEASE	AUGUST 16, 2011
FOR IMMEDIATE RELEASE

ART’S WAY MANUFACTURING TERMINATES ACQUISITION OF IMPERIAL STEEL TANK COMPANY

ARMSTRONG, IOWA, August 16, 2011 – Art’s Way Manufacturing Co., Inc., (NASDAQ:ARTW) a leading manufacturer and distributor of farm machinery in the United States and internationally, has announced the termination of the proposed acquisition of Imperial Steel Tank Company, located in Frankfort IL, which was contemplated by a Letter of Intent dated June 5, 2011.  The parties had not reached a definitive agreement regarding the transaction at the time that negotiations were terminated.   The Letter of Intent provided that closing of the transaction would be subject to various conditions which were not met to the mutual satisfaction of the respective parties, including the successful completion of due diligence, board approval and satisfaction of customary closing conditions.

J. Ward McConnell Jr., Chairman of the Board of Directors said, "While we are disappointed this acquisition was not completed as expected, we are aggressively looking for other acquisition opportunities to help grow our business and increase shareholder value, as we have always been. Our management team and board remain excited about the Company’s prospects for the future and we are committed to achieving long-term success.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay balers, plows, hay and forage equipment, manure spreaders and top and bottom drive augers. After-market service parts are also an important part of the Company's business. The Company has two wholly owned subsidiaries. Art's Way Vessels, Inc. manufactures pressurized tanks and vessels; Art's Way Scientific, Inc. manufactures modular animal confinement buildings and modular laboratories.

For More Information, Contact:  Jim Drewitz, Investor Relations
830-669-2466 jim@jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com/

Safe Harbor Statement
Some of the statements contained in this news release that are not purely historical statements.  Such statements discuss future expectations or state other forward-looking information related to the Company’s intent to pursue acquisition opportunities and the impact of acquisition opportunities on the Company’s growth and financial results. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The “forward-looking” information is based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed under the heading “Forward Looking Statements” in our annual report on Form 10-K for the year ended November 30, 2010 and our quarterly report on Form 10-Q for the quarter ended February 28, 2011 and May 31, 2011. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee the availability of viable acquisition opportunities or our future results.  The forward-looking statements in this release are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.
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